Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this ____ day of October, 2005 and effective June 1, 2005 (the "Effective Date") by and between Navitrak International Corp. a Nevada corporation, (the "Company) and Herb M. Lustig ("Employee").

RECITALS:

WHEREAS, Employee wishes to be employed by the Company, and the Company wishes to employ the Employee.

WHEREAS, the Company and the Employee are desirous of setting forth in this Agreement their respective rights and obligations with respect to Employee's employment with the Company.

NOW, THEREFORE, in consideration of Employee's employment and in consideration of the mutual promises in this Agreement, and for additional good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, the Company and the Employee agree as follows:

1.            Employment and Term. On the terms and subject to the conditions of this Agreement, the Company agrees to employ the Employee and the Employee accepts such employment. Employee's employment under this Agreement shall commence on the Effective Date and shall continue in effect for a period of 36 months from the Effective Date and it shall terminate at the end of said 36-month period ("Termination Date"), unless earlier terminated pursuant to Paragraph 6 hereinbelow.

2.            Duties. The Employee is employed by the Company to perform the duties specified from time to time by President and CEO (If the President and the CEO are not the same person, the Employee shall report to the CEO.) and as set forth on Exhibit "A" which is attached hereto, incorporated herein and made a part hereof ("Duties").

3.            Compensation. As compensation for Employee performing the Duties, the Company shall pay Employee the compensation as set forth on Exhibit "B" which is attached hereto, incorporated herein and made a part hereof ("Compensation").

4.            Vacations. Employee shall be entitled each year to receive paid vacation time as provided in Exhibit "B".

5.	Fringe Benefits and Reimbursement of Expenses.

a.            Employee shall be entitled to participate in all benefit plans and programs maintained by the Company from time-to-time for its employees except for any health or disability benefit plan.

b.            The Company will pay reasonable expenses incurred by Employee in furtherance of his duties to the Company which shall include, without limitation, expenses for entertaining, travel and similar items. All such expenses will be in incurred in accordance with policies adopted by the Company from time to time.

c.             The Company shall provide Employee actual gasoline expenses for Company business at IRS rates.

d.            It is anticipated that the Employee shall be based out of Halifax, Nova Scotia during the first eight weeks of employment (or other such time period as may be necessary). Thus, in addition to the expense reimbursement provided for in Section 5(b), above, the Company shall, subject to the same terms as set forth in Section 5(b), reimburse the Employee for lodging, food, car rental, air travel, and other related temporary living transitional expenses over the eight week period (or other such time period as may be necessary) from the Effective Date hereof.

6.	Termination of Employment.

6.1          Prior to the Termination Date, this Agreement and all the rights and obligations of the parties hereto shall terminate immediately (i) if the Company ceases to conduct business; (ii) in the event of the Employee's death, or (iii) in the event of Employee's disability provided however that section 6.4 shall survive the termination of this Agreement.

6.2          Prior to the Termination Date, the Company may, upon written notice to the Employee, immediately thereafter terminate the Employee's employment for proper cause, pursuant to the grounds set forth herein ("For Cause"), and in the event of such For Cause termination, the Employee shall not be entitled to any Compensation or Lump Sum Severance Package Compensation as hereinafter defined following the date set forth on the written notification of such For Cause termination The grounds for For Cause termination are the occurrence of any of the following:

a.	Employee is convicted of a felony or any other crime involving moral turpitude;
b.	Employee's fraud, dishonesty, gross negligence or wilful malfeasance in connection with his performance of his Duties under this Agreement;
c.	Employee engages in illegal business practices in connection with the Company's business or is convicted of violating any securities laws.
d.	Employee's intentional misappropriation of the Company's assets;
e.	the Employee's breach of this Agreement or of any material Company policy;
f.	a breach by Employee of the Covenant Not To Compete Agreement attached hereto as Exhibit "C"
g.	a breach by Employee of the Confidentiality/Waiver of Interest Agreement attached hereto as Exhibit "D".

With respect to a For Cause termination under Section 6.2 (b) through (e), the written notice will provide the Employee five (5) business days within which to cure the breach ("Cure Period"), and if same is not cured within that period, the For Cause termination will become immediately effective. During the Cure Period, the Employee shall be placed on paid administrative leave during which time the Company shall meet with the Employee to determine whether the grounds for the written notice were based upon accurate information.

6.3          During the entire term of this Employment Agreement, the Company may terminate this Agreement without cause (For Cause being limited to the grounds set forth in Paragraph 6.2 herein above). During the first six months of employment, the Company may, without cause and upon 30 days written notice to the Employee, terminate the Employee's employment. After the first six months of employment, the Company may, without cause, and immediately upon written notice to the Employee, terminate the Employee's employment. Notwithstanding anything to the contrary contained in this Agreement in the event of such without cause termination after the first six months of employment, the Company shall pay to Employee a lump sum severance payment in an amount equal to the Compensation (as set forth on Exhibit "B"), and the benefits described in Section 5 hereinabove which would have been due and owing to Employee during the 6-month period following the date of such termination as if such termination had not occurred ("Lump Sum Severance Package Compensation"). The Lump Sum Severance Package Compensation shall be paid to the Employee within 10 days following the termination. This Section 6.3 shall survive the termination of this Agreement.

6.4          Notwithstanding anything to the contrary contained in this Agreement, Employee shall not be terminated under section 6.2 or 6.3 of this Agreement because of any medical or health condition unless the Employee is deemed disabled which for purposes of this Agreement shall be defined as follows: (1) Employee has been declared legally incompetent by a final court decree (the date of such decree being deemed to be the date on which the disability occurred); or (2) Employee has been found to be disabled pursuant to a Disability Determination. A Disability Determination means a finding that Employee, because of a medically determinable disease, injury, or other mental or physical disability, is unable to perform substantially all of his regular duties to the Company and that such disability is determined or reasonably expected to last at least twelve (12) months. The Disability Determination shall be based on the written opinion of the physician, acting in good faith, regularly attending the Employee regarding the disability in question. If Employee is terminated in accordance with the provisions of this paragraph, Employee shall receive a lump sum disability severance payment in an amount equal to the Compensation (as set forth on Exhibit "B") and the benefits as described in Section 5 hereinabove which would have been due and owing to Employee during the six-month period following the date of such termination ("Lump Sum Disability Severance Package Compensation"). The parties acknowledge and agree that in the event of termination under (1) or (2) of this Paragraph, the sole severance package compensation Employee shall be entitled to receive from the date of such termination shall be the Lump Sum Disability Severance Package Compensation. The Lump Sum Disability Severance Package Compensation shall be paid to Employee within 10 days of the termination. The parties acknowledge that the Lump Sum Disability Severance Package Compensation is intended to provide disability compensation to Employee during the six-month period in which the Employee's own disability insurance does not provide coverage.

6.5          Prior to the Termination Date, the Employee may, upon 30 days written notice to the Company, terminate Employee's employment with the Company, and in such event, Employee shall not be entitled to any compensation following the date of such termination except compensation which has been earned by the Employee through the date of termination.

6.6          In the event this Agreement is not terminated prior to its Termination Date as set forth hereinabove in this Section 6, then in such event this Agreement shall terminate upon the Termination Date.

6.7          Notwithstanding anything to the contrary in this Agreement, Employee may terminate this Agreement if, in the aggregate, the Company misses two pay periods during any calendar year period during the term of this Employment Agreement; provided, however, that the Employee must first give to the Company written notice of its failure to pay and the Company shall not have made the missed payment within seven days after its receipt of such notice and provided further that the missed payment was not missed due to the fault or carelessness of the Employee. In the event Employee terminates under this Section 6.7, said termination will not be deemed "For Cause" and Employee shall be entitled to the Lump Sum Severance Package Compensation as well as any back salary owed Employee.

6.8          Notwithstanding anything to the contrary contained in this Agreement, the Employee shall be entitled to retain all options and shares that are fully vested as of the date of the termination of this Agreement for any other reason other than for cause. In the event that the Employee is terminated for cause, he shall be entitled to retain all shares that are fully vested as of the date of the termination but any vested stock options shall expire on the day that is 90 days following the date of termination.

7.            Non-Competition. Simultaneously with his execution of this Agreement, Employee shall execute a Covenant Not to Compete Agreement with the Company, as set forth on Exhibit "C" which is attached hereto, incorporated herein and made a part hereof.

8.            Confidentiality/Waiver of Interest. Simultaneously with his execution of this Agreement, Employee shall execute a Confidentiality/Waiver of Interest Agreement with the Company, as set forth on Exhibit "D" which is attached hereto, incorporated herein and made a part hereof.

9.            Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered or mailed by certified mail, return receipt required, to the recipient at the address indicated below:

To the Company:	To the Employee:

Navitrak International Corp.	Herb M. Lustig
114 W. Magnolia Street #446	c/o Michael F. Siegel, Esq.
Bellingham, WA 98225	Livingston, Patterson & Strickland, P.A.
46 North Washington Boulevard, Suite 1
Sarasota, FL 34236
Facsimile: (941) 366-0826

with a copy via fax to:

Ethan P. Minsky

Clark Wilson LLP

Suite 800, 885 West Georgia Street

Vancouver British Columbia

Canada V6C 3H1

Facsimile: (604) 687-6314

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

10.          Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason whatsoever, the parties agree that: (i) such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions, and provisions hereof shall remain in full force and effect.

11.          Complete Agreement. This Agreement, together with the two agreements attached hereto as Exhibits C and D, respectively, contain the entire agreements of the parties and supersedes and preempts any prior understandings, agreements or representations between Employee and the Company regarding the employment of Employee.

12.          Counterparts/Gender. This Agreement may be simultaneously executed in two counterparts, each of which shall be an original, and all of which shall constitute but one and the same instrument. Unless the context requires otherwise, singular nouns and pronouns shall be deemed to include the plural and pronouns of one gender shall be deemed to include the equivalent pronoun of the other gender.

13.          Mediation/Arbitration Provision. The parties shall in good faith endeavor to resolve all claims or disputes arising from or relating to the terms of this Agreement first by mediation through a mediator selected by the parties and if not resolved by mediation, then the parties agree to resolve all claims or disputes by binding arbitration in accordance with this Section. The party seeking mediation shall submit a written notice for mediation to the other party (the "Notice"). The parties shall agree on a mediator and mediation date within ten business (10) days from the date of the Notice. If the parties are unable to agree upon a mediator and mediation date within ten (10) days from the date of the Notice, the matter shall, within twenty (20) days from the date of the Notice, be referred to the American Arbitration Association for final and binding arbitration. If the matter is mediated but not resolved by mediation, the matter shall, within ten (I 0) days from the last mediation proceeding, be referred to the American Arbitration Association for final and binding arbitration. The arbitration proceedings shall take place in Sarasota, Florida and shall be governed by the Florida Arbitration Code and the rules pertaining to commercial arbitration of the American Arbitration Association then in effect (except the provisions of this paragraph shall govern if in conflict with such rules). There shall be one arbitrator if the amount in controversy is less than Seventy-Five Thousand Dollars ($75,000), and otherwise there shall be three arbitrators. The arbitration award may be entered in any court of competent jurisdiction, as provided for in this Agreement, for an order of enforcement if necessary. The prevailing party in the arbitration proceeding shall be entitled to collect all of his costs and reasonable attorneys' fees from the other parry. If either party is required to take legal action to enforce or collect the arbitration award, the prevailing party in such legal action shall be entitled to collect all costs and reasonable attorneys' fees from the other party.

14.          Amendments/Waivers. This Agreement may only be modified or amended by a writing duly authorized and executed by all parties.

15.          Draftsman. In construing this Agreement, neither of the parties hereto shall have any term or provision of this Agreement construed against such party solely by reason of such party having drafted same as each provision of this Agreement is deemed by the parties to have been jointly drafted by the Company and the Employee.

16.	Exclusive Service.

(a)           The Employee shall devote his working time and attention to the performance of the services under this Agreement and shall not, during the term of this Agreement engage in any other business duties, activities or employment that competes or conflicts with the business or activities of the Company. The Employee further acknowledges that he will act honestly and in good faith with a view to the best interest of the Company and exercise care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances.

(b)           The Employee's work will be of such a nature that regular hours may be insufficient and impractical, and occasions may arise where the Employee will be required to work more than 8 hours per day, or more than 5 days per week. It is also anticipated that the Employee may be required to work evenings, weekends, or holidays in order to properly perform the services required of him under this Agreement. The compensation to the Employee described in this Agreement shall be in full and complete satisfaction for any and all work Employee performs for the Company, regardless of where and when such work and services are performed. The Employee shall not be entitled to any overtime payment, or any other additional payment for the performance of his Duties hereunder.

(c)           Notwithstanding anything to the contrary contained in this Agreement upon the approval of the Company, which approval shall not be unreasonably withheld or delayed, the Employee may serve on Boards of Directors or Advisory Boards of companies whose businesses are not in competition with that of the business of the Company and where the Employee's service on such Boards will not interfere with the performance of his duties for the Company on a full-time basis as described in this Agreement,

17.          Escrow Deposit. Upon the execution of this Agreement, the Company shall deposit $25,000 into the Livingston Patterson Strickland Trust Account (the "Escrowed Funds") which shall be held by Livingston, Patterson & Strickland pursuant to the Escrow Agreement substantially in the form attached hereto as Exhibit "E". 'Me Escrowed Funds will only be used to pay monies owed toward the Employee's Lump Sum Severance Package Compensation, as more specifically set forth in Section 6.3 or the Lump Sum Disability Severance Package Compensation, as more specifically set forth in Section 6.4, as the case may be. The Escrowed Funds shall be returned to the Company following the termination of this Agreement in the event that Employee is not entitled to the Lump Sum Severance Package Compensation or the Lump Sum Disability Severance Package Compensation.

18.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

The Company:	Employee:
NAVITRAK INTERNATIONAL, CORP.

/s/ Herb M. Lustig
By: /s/ Robert Knight	Herb M. Lustig
Robert W. Knight
Director and Chief Executive Officer

Exhibit "A"

EMPLOYMENT AGREEMENT

between Navitrak International, Corp.

and

Herb M. Lustig

In accordance with Paragraph 2, Employee shall perform the following duties:

As General Manager, Employee shall be responsible for, and shall have decision making authority with respect to, the day-to-day management of the Company's operations subject, at all times, to the direction of the Company's President and Chief Executive Officer. The General Manager shall be responsible for the selection, recruitment, hiring, promotion and termination of the Company's employees, all of whom shall report directly to the General Manager. The General Manager shall report directly to the President and Chief Executive Officer of the Company and shall assist the President and Chief Executive Officer in establishing targets for financial and business performance for the Company, including those for systems, hardware, development contracts and licensing, and in such other matters and duties as the President and Chief Executive Officer may specify from time-to-time during the term of the employment agreement.

Exhibit "B"

EMPLOYMENT AGREEMENT

between Navitrak International Corp.

and

Herb M. Lustig

In accordance with Paragraph 3, Employee shall be paid the following Compensation payable as set forth below:

1.	The salary to be paid by Employer hereunder shall be $200,000 per year, gross salary, payable monthly in two increments (less customary withholding for federal and state employment taxes).
2.	Four weeks paid vacation per year plus 10 paid holidays per year which holidays shall be determined by the Company each year.
3.	Health Insurance.

Employee will be paid $7800 per year for personal health insurance, payable monthly in two increments (less customary withholding for federal and state employment taxes).

4.	Long Term Care Insurance.

Employee will be paid $4500 per year for long term care insurance, payable monthly in two increments (less customary withholding for federal and state employment taxes),

5.	Stock Option.

As soon as practicable after the date of the Employment Agreement, but in event later than the 30th day after the date of the Employment Agreement, the Company will grant to the Employee options ("Options") to purchase up to 750,000 shares of the Company's common stock. The option exercise price for the Options shall equal the average trading price of the Company's common stock on the Pink Sheet market for the ten business days immediately preceding the date of the Employment Agreement. The Options will be subject to the terms and conditions specified below and such other terms and conditions as reasonably agreed to by the Company and the Employee and set forth in the Option Agreements which will evidence the grant of the Options, The Options:

a.

will vest as to 1/12 of the shares of the common stock subject to the Options each 90 day period, Vesting will take place on the following dates: September 1, 2005; December 1, 2005; March 1, 2006; June 1, 2006; September 1, 2006; December 1, 2006; March 1, 2007; June 1, 2007; September 1, 2007; December 1, 2007; March 1, 2008 and June 1, 2008;

b.

will provide for acceleration in full of vesting upon the closing of (A) a sale, merger or other transaction by one or more of the shareholders of the Company of more than 50% of the Company's common stock to a person or entity which is not directly or indirectly related to, or affiliated with, the seller(s) of such common stock; (B) a sale or exchange of substantially all of the assets of the Company; or (C) a change of control of the Company in which a new control shareholder or control group acquires 51% or more of the voting shares of the Company and replaces a majority of the members of the Board of Directors of the Company;

c.

will have a term of 10 years from the date of grant subject to earlier termination pursuant to the terms of the Company's Stock Option Plan or the Company's form of Stock Option Agreement, provided, however, that notwithstanding anything to the contrary set forth in this Exhibit B or in the Employment Agreement, any fully vested options or shares of common stock which are the subject of the Option shall not be subject to termination in the event of the termination of the Employee's employment with the Company for any reason (including, without limitation, death, disability or a change of control), other than a termination 'for cause'. In the event that the Employee is terminated 'for cause', any vested stock options shall expire on the day that is 90 days following the date of termination;

d.	will have customary anti-dilution protection, including protection against any mergers, separations and extraordinary cash or non-cash dividends or distributions made by the Company;
e.

will not subject any shares acquired upon exercise of the Options to any transfer restrictions (other than compliance with applicable securities laws), lock-up provisions or repurchase rights in favor of the Company or any other person; and

f.	will provide that the option exercise price may be paid in cash or in shares of Company common stock owned by the Employee for at least six months.

The Company shall use commercially reasonable efforts to cause any shares of Company common stock acquired or to be acquired upon exercise of the Options to be registered with the Securities and Exchange Commission (the "SEC") on one or more Form S-8 registration statement(s), which shall be filed as soon as practicable after the date of grant, but in any event no later than ten months from the date of the Employment Agreement.

6.	Bonus Stock
a.

Provided that the Employment Agreement is then still in full force and effect, on each of June 30, 2006, June 30, 2007 and June 30, 2008, the Company shall grant to the Employee a bonus of 250,000 shares of common stock (the "Bonus Stock"),

b.

Prior to the date of grant of any Bonus Stock, the Company shall use commercially reasonable efforts to adopt an Equity Incentive Plan permitting the grant of the Bonus Stock, and any Bonus Stock granted pursuant to this Section 6 shall be granted pursuant to the Equity Incentive Plan.

c.

Also prior to the date of grant of any Bonus Stock, the Company shall use commercially reasonable efforts to register the Bonus Stock with the SEC on one or more Form S-8 registration statements (the "Bonus Stock Registration Statement").

7.	Grossing Up/Tax Assistance

If, on or before the March 15 of the year following a calendar year in which the Employee has received Bonus Stock (a "Bonus Stock Year"):

a.	the Bonus Stock Registration Statement is not effective; and
b.

the employee is required to pay income tax on any of the Bonus Stock granted for that Bonus Stock Year, then the Company will reimburse the Employee for any amount of income tax he is required to pay with respect to the inclusion in income of the Bonus Stock for that Bonus Stock Year. The amount of the reimbursement (the "Gross-up Amount") shall be such as is agreed upon between the Employee and the Company at the time of payment. If the Company and the Employee cannot agree on the Gross-up Amount, they will submit the matter to arbitration pursuant to the arbitration clause in the Employment Agreement.

8.	Withholding.
a.

If a Bonus Stock Registration Statement is not effective on the date of the Employee's receipt of, or the date of vesting of, the Bonus Stock, the Company shall satisfy any withholding tax obligations ("Withholding Obligations") of the Company with respect to the Employee's receipt of, or the vesting of, the Bonus Stock by one of the two following methods:

(i)

if the Company does not receive a Withholding Notice (as hereinafter defined) from the Employee on or before the vesting date, by withholding a portion of the Bonus Stock otherwise issuable to him pursuant to this Agreement, in which case the Company shall issue to the Employee the Net Bonus Stock (as hereinafter defined) and promptly remit the Withholding Obligations to the appropriate taxing authorities; or

(ii)

if the Company receives a Withholding Notice from the Employee on or before the vesting date, the Company shall issue to the Employee all of the Bonus Stock issuable to him pursuant to this Agreement on the vesting date, and the Company shall promptly remit the Withholding Cheque (as hereinafter defined) to the appropriate taxing authorities.

b.	For purposes of subparagraph (a), above:
(i)

Net Bonus Stock means the number of shares of Bonus Stock remaining after the deduction of ("x" divided by "y") where "x" is the aggregate amount of the Withholding Obligations (the "Bonus Stock Withholding Amount") and "y" is the market value of the Bonus Stock on the date of the issuance or vesting of the Bonus Stock;

(ii)

Withholding Notice means a written notice delivered by the Employee to the Company enclosing the Withholding Cheque and notifying the Company that the Employee has elected to cause the Company to satisfy the Withholding Obligations in the method contemplated in subparagraph (a)(ii), above; and

(iii)	Withholding Cheque means a bank draft or certified cheque drawn on a bank reasonably acceptable to the Company and payable to the Company in the amount of the Withholding Obligations.
9.	Cash Payment.

The Company shall make a cash payment to the Employee at the time or times set forth below equal to the excess, if any, of (i) the aggregate of the amount of federal, state and local income taxes which the Employee will be required to pay to each such taxing authority attributable to the realization of taxable income as a result of the receipt or vesting of the Bonus Stock to be issued to him pursuant to this Agreement over (ii) the Bonus Stock Withholding Amount (the "Tax Gross-up Amount"), but only to the extent that a Bonus Stock Registration Statement is not effective as of the last date that any Tax Gross-Up Amount would be payable to the Employee. In computing the amount of the Tax Gross-up Amount, it shall be assumed that the Employee is subject to tax by each such taxing authority at the highest marginal tax rate in the, respective taxing jurisdiction of the Employee (provided that the highest marginal tax rate for federal income tax purposes shall be determined under Section 1 of the Code), taking into account the city and state in which the Employee resides. Payment of any Tax Gross-up Amount required to be made to the Employee pursuant to this Section 9 shall be made no later than March 15 of the calendar year following the calendar year which includes the date of the event giving rise to the Company's obligation to make such Tax Gross-up Amount.

WHEREAS, the Company is in the business of developing, improving, marketing and distributing navigational and mapping software based upon proprietary information, and may during the term of this Agreement engage in other business activities (all of which may hereinafter be referred to as the "Business"); and

WHEREAS, Employee and the Company have negotiated the terms of an employment agreement (the "Employment Agreement"), dated of even date with this Agreement whereby Employee will become an employee of the Company; and

WHEREAS, Employee acknowledges that the Company conducts and proposes to continue to conduct the Business throughout the world; and

WHEREAS, during the course of his employment, Employee will have access to information that is proprietary to the Company and/or to its clients (collectively, the "Confidential Information") including, by way of example and not in limitation, information pertaining to processes, technologies, drawings, designs and methods of development of the Company's products, the Company's clients, accounts, business lists, prospects, records, corporate policies, operational methods and techniques and other information and trade secrets of the Company and its clients; and

WHEREAS, the Business would be harmed if Employee were to compete with the Company anywhere in the United States of America and Canada; and

WHEREAS, the Company is not willing to enter into the Employment Agreement unless it simultaneously enters into this Agreement and a Confidentiality Agreement (the "Confidentiality Agreement") with the Employee.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties contained in this Agreement, the Employment Agreement and in the Confidentiality Agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged by the parties, the parties mutually agree as follows:

1.	CONFIRMATION OF RECITALS

The foregoing recitals are true and correct and are hereby ratified and confirmed by the parties and made an integral part of this Agreement; as such, the recitals shall be used in any construction of this Agreement, especially as it relates to the intent of the parties.

2.	NON-COMPETE

2.1                         Restrictions. For the period beginning on the date of this Agreement and ending on the second anniversary of the date of the expiration or earlier termination of the Employment Agreement (the "Expiration Date"), Employee will not, without the prior written approval of the Company, which approval may be granted or withheld by the Company in its sole discretion:

EXHIBIT C

(a)

become engaged, directly or indirectly, as an employee, consultant, contractor, partner, proprietor, principal, agent director, officer, investor, shareholder (other than the holding of shares listed on a public stock exchange that does not exceed two (2%) percent of the outstanding shares so listed) or advisor or in any other capacity, in a business or organization that anywhere in North America, develops, markets, sells, performs or licenses products or services competitive with the Business. Notwithstanding anything to the contrary contained in this Agreement, for the purposes of this Agreement, "Business" shall mean any business activity that the Company engages in during the term of Employee's employment with the Company which the Employee was not previously engaged in at any time prior to the date of his employment with the Company.

(b)	solicit prior, current or future customers of the Company for any purpose; or
(c)	solicit any current or future employees employed by the Company.
2.2	Reasonableness.

Employee acknowledges that, based on his unique skills, position and knowledge relating to the Company and considering the benefit that Employee will receive from the Employment Agreement, the scope of the restrictions set forth in this Section 2 are reasonable under the circumstances and such restrictions are reasonably necessary for the protection of the Company's proprietary interests. Employee also acknowledges that the enforcement by the Company of the provisions of this Agreement during the period beginning on the expiration or earlier termination of the Employment Agreement and ending on the Expiration Date will not preclude him from being gainfully employed during such period.

3.	INJUNCTION AND DAMAGES.

Employee acknowledges that, based on his unique skills, position and knowledge relating to the Company, the breach or threatened breach by Employee of the provisions of Section 2 will cause irreparable harm to the Company, which harm cannot be fully redressed by the payment of damages to the Company. Therefore, Employee acknowledges that upon any such breach or threatened breach, the Company will be entitled to obtain injunctive relief (including interlocutory injunctive relief) to prevent such breach or threatened breach. The foregoing is in addition and without any prejudice to any other remedy that the Company may have at law or in equity, including the right to seek damages, including, by way of example and not in limitation, compensatory, incidental, consequential, exemplary, and lost profits damages. Employee agrees to pay the Company's reasonable attorney's fees and costs for enforcement of this Agreement, if the Employee breaches this Agreement.

4.	MISCELLANEOUS.

Wherever used in this Agreement the phrase "directly or indirectly" includes, but is not limited to, Employee acting through Employee's wife, children, parents, brothers, sisters, or any other relatives, friends, trustees, agents, associates or entities with which Employee is affiliated in any capacity. The Company may waive a provision of this Agreement only in a writing signed by the President of the Company and specifically stating what is waived. The rights of the Company under this Agreement may be assigned; however, the covenants, warranties, and obligations of the Employee cannot be assigned. The title of this Agreement and the paragraph headings of this Agreement are not substantive parts of this Agreement and shall not limit or restrict this Agreement in any way. No change, addition, deletion, or amendment of this Agreement shall be valid or binding upon Employee or the Company unless in writing and signed by Employee and the Company. This Agreement is intended to be a valid contract under

Sections 542.33 and 542.335, Florida Statutes. In the event a court of competent jurisdiction determines any covenant set forth herein to be too broad to be enforceable or determines this Agreement to be unreasonable, then said court may reduce the geographical area and/or the length of time provisions herein, in order to make this Agreement enforceable and reasonable. This Agreement shall be governed by Florida law. The parties consent to personal jurisdiction and venue, for any action brought by either party arising out of this Agreement, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Sarasota County, Florida. In construing this Agreement, neither of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted same as each provision of this Agreement is deemed by the parties to have been jointly drafted by the Company and Employee.

5.	WAIVERS

The failure to enforce any right or the waiver of any right conferred by this Agreement by the Company will not be construed as a continuing waiver of that right nor the waiver of any other rights under this Agreement. No waiver will be inferred from or implied by anything done or omitted by the Company, unless that waiver is expressly stated in writing.

6.	COUNTERPARTS, ELECTRONIC SIGNATURES

This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument and either party may deliver its executed counterpart of this Agreement by utilizing facsimile transmission facilities.

7.	EMPLOYEE ACKNOWLEDGMENT.

The Employee acknowledges that he has voluntarily and knowingly entered into this Agreement and that this Agreement encompasses the full and complete agreement between the parties with respect to the matters set forth herein.

Executed this ____ day of October, 2005 and effective June 1, 2005.

NAVITRAK INTERNATIONAL, CORP.	EMPLOYEE

By: __________________________________
Robert W. Knight	Herb M. Lustig
Director and Chief Executive Officer

CONFIDENTIALITY/WAIVER OF INTEREST AGREEMENT

THIS AGREEMENT is made and entered into by and between NAVITRAK INTERNATIONAL CORP., a Nevada corporation (hereinafter referred to and defined as the "Company") and Herb M. Lustig (hereinafter referred to and defined as the "Second Party").

WHEREAS, the Company is currently in the business of creating, developing, improving, marketing, distributing and supporting navigational and mapping systems (the "Products") comprised of proprietary software (the "Software") and customized off-the-shelf hardware;

WHEREAS, Second Party and the Company have negotiated the terms of an employment agreement dated of even date with this Agreement (the "Employment Agreement"), whereby the Second Party will be employed by the Company as its General Manager;

WHEREAS, the Company is not willing to enter into the Employment Agreement with the Second Party unless the Company and Second Party simultaneously enter into this Agreement;

WHEREAS, Second Party recognizes that during the course of Second Party's relationship with the Company, Second Party has or will acquire a special knowledge of the Company's Confidential Information as defined in Paragraph 4 of this Agreement ("Confidential Information") and the Information as defined in Paragraph 4 of this Agreement ("Information"); and

WHEREAS, Second Party acknowledges that the Company's Confidential Information and the Information represent valuable, special and unique assets of the Company; and

WHEREAS, Second Party acknowledges that the Company's business would be harmed if Second Party were to divulge or disclose the Confidential Information or the Information to any third-party while the Second Party is an Employee of the Company, or thereafter as set forth in this Agreement; and

WHEREAS, in addition to the foregoing, the Second Party acknowledges that the Software and the Products, and any are improvements, modifications, or alterations to the Software or the Products, and any other software or product developed by or with the assistance of Second Party, are and shall continue to be the exclusive property of the Company.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and as a substantial part of the consideration to the Company for entering into the Employment Agreement with the Second Party, and for additional good and valuable consideration the receipt and sufficiency of which are acknowledged by the parties, including, but not limited to, the Second Party's employment with the Company and the continuation of the Second Party's employment with the Company, the parties mutually agree as follows:

EXHIBIT D

1.            Confirmation of Recitals. The foregoing recitals are true and correct and are hereby ratified and confirmed by the parties and are made an integral part of this Agreement; as such, the recitals shall be used in any construction of this Agreement, especially as it relates to the intent of the parties.

2.            Waiver of Interest. Second Party acknowledges and agrees that the Company is the sole and exclusive owner of all rights in and to the Software, the Products and all other intellectual property or assets owned, licensed, sold, marketed or used by the Company including patent applications, patents, copyrights, trademarks, trade names, business names, logos, design marks, domain names and other proprietary marks owned, licensed, sold, marketed or used by the Company, and all drawings, designs, confidential ideas, trade secrets, documentation, annotation and other information related thereto, whether developed by Second Party or with the assistance of Second Party, and Second Party agrees to execute any and all documentation necessary to effectuate the above described transfer of ownership.

Accordingly, Second Party irrevocably, perpetually, and absolutely assigns and relinquishes to the Company all right, title, claim or interest Second Party has or may have in or to the Software, the Products and all other intellectual property or assets owned, licensed, sold, marketed or used by the Company including patent applications, patents, copyrights, trade-marks, trade names, business names, logos, design marks, domain names and other proprietary marks owned, licensed, sold, marketed or used by the Company, and all drawings, designs, confidential ideas, trade secrets, documentation, annotation and other information related thereto, whether developed by Second Party or with the assistance of Second Party, and Second Party agrees to execute any and all documentation necessary to effectuate the above described transfer of ownership.

During the term of this Agreement, the Second Party will cooperate fully with the Company at all times during and subsequent to his association with the Company with respect to the execution of all further documents and the carrying out of all such acts and things as are reasonably requested by the Company to confirm the transfer of ownership of all rights, including all intellectual property rights of any kind, effective at or after the time the Product or other item of intellectual property is created. During the term of this Agreement and not in limitation of the foregoing, the Second Party will assist the Company in applying for and obtaining patent, copyright, domain name, industrial design, trademark and other intellectual property registrations covering any such item of intellectual property. The Company will be exclusively entitled to make applications for registration of all such rights, in the Company's sole discretion, in any jurisdictions that the Company deems necessary.

Second Party hereby irrevocably and expressly waives in favor of the Company (and any assignee or licensee of any of the Software or any Product) any and all moral rights arising under the Copyright Act (Canada), as amended (or any successor legislation of similar force and effect) or similar legislation in other applicable jurisdictions or at common law that he has with respect to any item of intellectual property created or prepared during the course of, and relating to, his association with the Company and Second Party agrees that the Company may use or alter any such item of intellectual property as the Company sees fit in its absolute discretion.

Notwithstanding anything to the contrary contained in this Agreement, this Section 2 shall not apply to any intellectual property or assets, including without limitation patent applications, patents, copyrights, trademarks,, trade names, business names, logos, design marks, domain names, proprietary marks, drawings, designs, confidential ideas, trade secrets, documentation, annotation and any other information related thereto which the Second Party has developed or acquired an interest in: (1) prior to the effective date of his employment with the Company; (2) during the term of his employment with the Company but which is developed or acquired outside the scope of his employment with the Company and is unrelated to the Software, Product, or the "Business" of the Company as defined in Covenant Not To Compete executed by the parties on this same date; (3) following the termination of his employment with the Company which is not otherwise subject to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Second Party shall not within two years following the termination of his employment with the Company, develop or acquire an interest in intellectual property that is substantially similar to the Company's intellectual property.

3.            Future Improvements. Second Party acknowledges and agrees that the provisions of Paragraph 2 above shall govern and apply to any enhancements, modifications, additions or other improvements to the Software, the Products and all other intellectual property or assets owned, licensed, sold, marketed or used by the Company including copyrights, trade-marks, trade names, business names, logos, design marks, domain names and other proprietary marks owned, licensed, sold, marketed or used by the Company as fully and completely as it applies to the Software and the Products in existence on the date hereof. Second Party further acknowledges and agrees that the provisions of Paragraph 2 above shall govern and apply to any new software and products of the Company and any improvements, modifications, or alterations to new software and products of the Company.

4.            Confidential Information. As used in Ns Agreement, "Confidential Information" means any oral, written or electronic data and information, now or hereafter existing during the term of this Agreement, relating to the business and to the management of the Company, including without limitation:

(a)

any proprietary or trade-secret technology, knowledge, know-how, copyright, patent, trademark or trade name owned or licensed by the Company, including improvements and enhancements, and all applications and registrations therefor; and

(b)	any record, report, document, policy, practice, agreement, account, ledger, list or other data or information relating to the business operations of the Company, its customers or its suppliers; and
(c)	any data and information to which access is granted to or obtained by the Second Party from the Company, whether before, on or after the date of this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, Confidential Information shall not include information which:

(i)	was in the possession of the Second Party prior to his receipt from the Company, other than through prior disclosure by the Company;
(ii)	is published or available to the general public otherwise than through a breach of this Agreement; or
(iii)	is obtained by the Second Party from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Company.

Second Party shall maintain the Confidential Information, on a confidential basis, and not disclose nor divulge same to any third party, during the term of Second Party's Employment Agreement with the Company and for a period of two years thereafter, except:

A.	with advance approval of the Company;
B.

information which is required to be disclosed by law or pursuant to an order of a court of competent jurisdiction, provided that the Second Party promptly notifies the Company and allows the Company reasonable time to oppose such process before disclosing such Confidential Information.

Second Party Agrees that he will keep confidential, and not disclose or divulge to any third party for a period of five years from the date hereof, all information, including any formula, pattern compilation, program, device, method, technique, process, schematic, drawing, whether in written or electronic form, that describes the Software or any Product which the Company has chosen not to patent or protect through any other form of generally accepted intellectual property protection (the "Information"). For purposes of this Agreement, the Information shall not include:

A.	Information that the Second Party disseminates with the advance approval of the Company;
B.

Information which is required to be disclosed by law or pursuant to an order of a court of competent jurisdiction, provided that the Second Party promptly notifies the Company and allows the Company reasonable time to oppose such process before disclosing the Information.

C.	Information in the possession of the Second Party prior to his receipt from the Company, other than through prior disclosure by the Company.

5.            Return of Confidential Information and Information. In addition to his obligations under Section 4 above, the Second Party will return all Confidential Information and Information in his possession or under his control, together with any copies thereof, to the Company immediately upon demand.

Upon the expiration or earlier termination of the Employment Agreement for any reason, Second Party will;

(a)	promptly deliver to the Company all embodiments, copies and reproductions of the Confidential Information in his possession or under his control; and
(b)	promptly deliver to the Company any other property or assets of the Company in his possession or under his control.

6.            Injunction and Damages. Second Party agrees that this Agreement is important, material and gravely affects the effective and successful conduct of the business of the Company, and it also affects the Company's reputation and goodwill, and is necessary to protect the Company's business. The Second Party further recognizes and agrees that the Company will suffer irreparable injury in the event of Second Party's breach of any covenant or agreement contained in this Agreement and cannot be compensated by monetary damages alone. Accordingly, the Second Party agrees that, in addition to and without limiting any other remedies or rights that the Company may have, the Company shall have the right to obtain injunctive relief, both temporary and permanent against the Second Party from any court of competent jurisdiction ("Court") if granted by the Court. In addition to said injunctive relief, the Company shall also be entitled to seek damages, including, but not limited to, compensatory, incidental, consequential, exemplary, and lost profits damages. Second Party - agrees to pay the Company's reasonable attorney's fees and costs for enforcement of this Agreement, if the Second Party breaches this Agreement.

7.            Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The parties consent to personal jurisdiction and venue, for any action brought by either party arising out of this Agreement, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Sarasota County, Florida.

8.            Survivors. This Agreement survives after Second Party is no longer an employee of the Company.

9.            Miscellaneous. No change, addition, deletion, or amendment of this Agreement shall be valid or binding upon Second Party or the Company unless in writing and signed by Second Party and the Company. The Company may waive a provision of this Agreement only in a writing signed by a senior officer of the Company and specifically stating what is waived. The failure by any party to insist in any one or more instances upon the strict performance of any one of the covenants contained herein will not be construed as a waiver or relinquishment of such covenant. The rights of the Company under this Agreement may be assigned; however, the covenants and agreements of the Second Party pursuant to this Agreement cannot be assigned. The title of this Agreement and the paragraph headings of this Agreement are not substantive parts of this Agreement and shall not limit or restrict the Agreement in any way. In construing this Agreement, neither of the parties hereto shall have any term or provision of this Agreement construed against such party solely by reason of such party having drafted same as each provision of this Agreement is deemed by the parties to have been jointly drafted by the Company and Second Party. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original and will have the same force and effect as an original, but both counterparts together will constitute one and the same instrument.

10.          Second Party Acknowledgment. The Second Party acknowledges that Second Party has voluntarily and knowingly entered into this Agreement and that this Agreement encompasses the full and complete agreement between the parties with respect to the matters set forth herein.

Executed this ____ day of October, 2005 and effective June 1, 2005.

NAVITRAK INTERNATIONAL, CORP.	EMPLOYEE

By: __________________________________
Robert W. Knight	Herb M. Lustig
Director and Chief Executive Officer

ESCROW AGREEMENT

THIS ESCROW AGREEMENT ("Escrow Agreement") is made and entered into between NAVITRAK INTERNATIONAL CORP., whose address is 114 West Magnolia Street, #446, Bellingham, WA 98225, and HERB M. LUSTIG, whose address is 750 N. Tamiami Trail, Suite 203, Sarasota, Florida 34236 (hereinafter referred to as "Principal(s)"); LIVINGSTON, PATTERSON & STRICKLAND, P.A., whose address is 46 North Washington Boulevard, Suite 1, Sarasota, Florida, 34238 (hereinafter referred to as "Escrow Agent'); and Robert W. Knight ("Knight"), whose address is c/o NAVITRAK INTERNATIONAL CORP., whose address is 114 West Magnolia Street #446, Bellingham, WA 98255.

WHEREAS, Principal(s) desire that Escrow Agent hold certain property as described on Exhibit "A" hereto ("Escrowed Property") pursuant to certain document described on Exhibit "B" hereto (Document"); and

WHEREAS, Escrow Agent has agreed to act as escrow agent for the Escrowed Property on the terms and conditions now about to be set forth.

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and other good and lawful consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	ESCROW

a.             Escrow Agent agrees to hold all of the Escrowed Property in escrow subject to the terms and conditions contained in this Escrow Agreement and the Document, if any. The provisions of this Escrow Agreement shall control in the event of any conflict between the provisions hereof and the provisions of the Document, if any.

b.            Escrow Agent shall deposit the Escrowed property in an interest bearing account. All interest earned shall be paid to Navitrak International, Corp.

c.             Escrow Agent shall not be deemed to have knowledge of any matter or thing unless and until Escrow Agent has actually received written notice of such matter or thing and Escrow Agent shall not be charged with any constructive notice whatsoever.

d.            In the event the Escrowed Property consists in whole or in part of stocks, bonds, or certificates of deposit (or any other property which may fluctuate in value) Escrow Agent shall hold in escrow, pursuant to this Escrow Agreement, any proceeds of the Escrowed Property actually delivered to Escrow Agent and realized as a result of splits, calls, redemptions, or otherwise, but shall not be obligated to ascertain the existence of (or initiate recovery of) such proceeds or to become or remain informed with respect to the possibility or probability of such proceeds being realized at any time in the future, or to inform any Principal(s) or any third party with respect to the nature and extent of any proceeds realized, except upon the written request of such party, or to monitor current market values of the

EXHIBIT E

Escrowed Property. Further, Escrow Agent shall not be obligated to proceed with any action or inaction based on information with respect to market values of the Escrowed Property which Escrow Agent may in any manner learn, nor shall Escrow Agent be obligated to inform Principal(s) or any third party with respect to market values of any one or more of the Escrowed Property at any time, Escrow Agent having no duties with respect to investment management or information, all Principal(s) understanding and intending that Escrow Agents responsibilities are purely ministerial in nature. Any reduction in the market value or the value of the Escrowed property while deposited with Escrow Agent shall be at the sole risk of Principal(s).

e.             In the event instructions from Principal(s) would require Escrow Agent to expend any monies or to incur any cost, Escrow Agent shall be entitled to refrain from taking any action until it receives payment for such costs.

f.             Principal(s) acknowledge and agree that nothing in this Escrow Agreement shall prohibit Escrow Agent from (1) serving in a similar capacity on behalf of others or (2) acting in the capacity of attorneys for one or more Principal(s) in connection with any matter.

g.            Principal(s) acknowledge and agree that the Escrowed Property will be used to pay Herb M. Lustig's Lump Sum Severance Package Compensation as more specifically set forth in paragraph 6.3 of the Document, or the Lump Sum Disability Severance Package Compensation, as more specifically set forth in paragraph 6.4 of the Document, as the case may be. Notwithstanding anything to the contrary contained in this Agreement or the Document, the Escrowed Property shall be released to Herb M. Lustig upon written notification to the Escrow Agent by Knight who is a member of the Board of Directors of Navitrak International, Corp. Absent such notification by Knight, the money shall remain in escrow. In the event that Knight is no longer a member of the Board of Directors of Navitrak International, Corp., Principal(s) shall mutually designated person to replace Knight as to the obligations under this Section 1(g) and shall jointly provide the Escrow Agent with written notification as to the name, address and telephone number of such person.

2.	RELEASE OF ESCROWED PROPERTY

a.             Escrow Agent agrees to release the Escrowed Property in accordance with the terms and conditions set forth in the Document, if any, and this Escrow Agreement.

b.            In the event Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims, or demands from any Principal(s) or from third persons with respect to the Escrowed Property or any other sums or things which may be held hereunder, which, in its sole opinion, are in conflict with any provision of this Escrow Agreement and/or the Document, if any, Escrow Agent shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by all Principal(s) and said third persons, if any, or by a final order or judgment of a court of competent jurisdiction.

c.             If all or any portion of the Escrowed Property delivered to Escrow Agent is in the form of a check or in any form other than cash, Escrow Agent shall deposit same as required but shall not be liable for the nonpayment thereof nor responsible to enforce collection thereof. If such check or other instrument other than cash representing the Escrowed Property is returned to Escrow Agent unpaid, Escrow Agent shall notify the applicable Principal(s) for further instructions.

3.	LIABILITY OF ESCROW AGENT

a.             It is agreed that the duties of Escrow Agent are purely ministerial in nature and shall be expressly limited to the safekeeping of the Escrowed Property and for the disposition of same in accordance with the Document, if any, and this Escrow Agreement. Each Principal hereby indemnifies Escrow Agent and holds it harmless from and against any and all claims, liabilities, damages, costs, penalties, losses, actions, sub or proceedings at law or in equity, or any other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened directly or indirectly arising from or in any way connected with this Escrow Agreement or which may result from Escrow Agent following of instructions from Principal(s), and in connection therewith, indemnifies Escrow Agent against any and all expenses, including attorneys' fees and the cost of defending any action, suit, or proceeding or resisting any claim, whether or not litigation is instituted. Escrow Agent shall be vested with a lien on all Escrowed Property held hereunder which is deliverable to Principal(s) under the terms of this Escrow Agreement, for indemnification, attorneys' fees, court costs arising from any suit, interpleader or otherwise, or other expenses, fees, or charges of any character or nature, which may be incurred by Escrow Agent by reason of disputes arising between Principal(s) and/or any third party as to the correct interpretation of this Escrow Agreement and/or the Document, if any, and instructions given to Escrow Agent hereunder, or otherwise, with the right of Escrow Agent, regardless of the instruments aforesaid and without the necessity of instituting any action, suit, or proceeding, to hold the Escrowed Property until and unless said additional expenses, fees, and charges shall be fully paid.

b.            It is further agreed that Escrow Agent shall have the right to utilize the services of Livingston, Patterson & Strickland, P.A. as its attorneys and same shall not affect or in any way prejudice or limit Escrow Agent's entitlement to reasonable attorneys' fees for the services of such attorneys as set forth in this Escrow Agreement.

4.	DISPUTES

a.             In the event Escrow Agent is joined as a party to a lawsuit by virtue of the fact that it is holding the Escrowed Property, Escrow Agent shall, at its option, either (1) tender the Escrowed Property to the registry of the appropriate court or (2) disburse the Escrowed Property in accordance with the courts ultimate disposition of the case, and Principal(s) hereby, jointly and severally, indemnify and hold Escrow Agent harmless from and against any damages or losses in connection therewith including, but not limited to, reasonable attorneys' fees and court costs at all trial and appellate levels.

5.	TERM OF AGREEMENT

a.             This Escrow Agreement shall remain in effect unless and until it is cancelled in any of the following manners:

(1)

Upon written notice given by all Principal(s) of cancellation of designation of Escrow Agent to act and serve in said capacity, in which event, cancellation shall take effect no earlier than twenty (20) days after notice to Escrow Agent of such cancellation; or

(2)

Escrow Agent may resign as escrow agent at any time upon giving notice to Principal(s) of its desire to so resign; provided, however, that resignation of Escrow Agent shall take effect no earlier than ten (10) days after the giving of notice of resignation; or

(3)	Upon compliance with all escrow provisions as set forth in this Escrow Agreement and in the Document, if any.

b.            In the event Principal(s) fall to agree to a successor escrow agent within the period described hereinabove, Escrow Agent shall have the right to deposit all of the Escrowed

Property hereunder into the registry of an appropriate court and request judicial determination of the rights between Principal(s), by interpleader or other appropriate action, and Principal(s) hereby, jointly or severally, indemnify and hold Escrow Agent harmless from and against any damages or losses in connection therewith including, but not limited to, reasonable attorneys' fees and court costs at all trial and appellate levels.

c.             Upon termination of the duties of Escrow Agent in either manner set forth in subparagraphs (1) or (2) of Paragraph a. of this Article 5, Escrow Agent shall deliver all of the Escrowed Property to the newly appointed escrow agent designated by the Principal(s), and, except for rights of Escrow Agent specified in Paragraph a. of Article 3 of this Escrow Agreement, Escrow Agent shall not otherwise have the right to withhold Escrowed Property from said newly appointed escrow agent.

d.            Escrow Agent shall not be bound by any modification, cancellation, or rescission of this Escrow Agreement unless in writing and signed by all Principal(s) and Escrow Agent. In no event shall any modification of this Escrow Agreement, which shall affect the rights or duties of Escrow Agent, be binding on Escrow Agent unless it shall have given its prior written consent.

6.	NOTICES

All notices, certificates, requests, demands, materials, and other communications hereunder shall be in writing and deemed to have been duly given (1) upon delivery by hand to the appropriate address of each Principal or Escrow Agent as set forth in this Escrow Agreement or in the Document, if any, or (2) on the third business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid to such address. All notices to Escrow Agent shall be addressed to the attorney signing on behalf of Escrow Agent at the following address:

LIVINGSTON, PATTERSON & STRICKLAND, P.A.

46 North Washington Boulevard, Suite 1

Sarasota FL 34236

7.	CHOICE OF LAW AND VENUE

This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Florida. In the event any action, suit, or proceeding is instituted as a result of any matter or thing affecting this Escrow Agreement, the parties hereto hereby designate Sarasota County, Florida, as the proper jurisdiction and the venue in which same is to be instituted.

8.	CUMULATIVE RIGHTS

No right, power, or remedy conferred upon Escrow Agent by this Escrow Agreement is exclusive of any other right, power, or remedy, but each and every such right, power, or remedy shall be cumulative and concurrent and shall be in addition to any other right, power, or remedy Escrow Agent may have under the Escrow Agreement or now or hereafter existing at law, in equity or by statute, and the exercise of one right, power, or remedy by Escrow Agent shall not be construed or considered as a waiver of any other right, power, or remedy.

9.	BINDING AGREEMENT

This Escrow Agreement shall be binding upon the Principal(s) and Escrow Agent and their respective successors and assigns.

10.	ESCROW AGENT FEES

Escrow Agent shall receive for its services in accepting this escrow the sum of $190.00 per hour of attorney's time and $75.00 per hour of staff time involved with respect to this escrow, plus reimbursement of all costs, which fees and costs the Principal(s) hereby, jointly and severally, agree to pay and it is hereby understood and agreed that all such fees and costs shall constitute a first lien of the Escrowed Property hereunder.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed this ____ day of ____________, 2005.

Signed, Sealed and Delivered	LIVINGSTON, PATTERSON,
in the Presence of	& STRICKLAND, P.A.

BY:

(print name of witness)	(print name of signor)

(print name of witness)

PRINCIPAL(S)

NAVITRAK INTERNATIONAL CORP.

BY:
Its Authorized Representative
(print name of witness)
(print name of signor)

Corporate Identification Number
(print name of witness)

Herb M. Lustig
(print name of witness)	(print name of signor)

Social Security Number

(print name of witness)

Robert W. Knight
(print name of witness)	(print name of signor)

Social Security Number

(print name of witness)

EXHIBIT “A”

$25,000.00

EXHIBIT “B”

“Employment Agreement”

TO BE PROVIDED